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                                                                EXHIBIT NO. 99.2








CONTACT:

William D. Morton                      Van Negris / Philip J. Denning
Morton Industrial Group, Inc.          Kehoe, White, Van Negris & Company, Inc.
(309) 263-3300                         (212) 396-0606

FOR IMMEDIATE RELEASE

                DARYL LINDEMANN ASSUMES EXPANDED RESPONSIBILITIES
      AND BECOMES VICE PRESIDENT OF BUSINESS DEVELOPMENT AND ACQUISITIONS;

                THOMAS D. LAUERMAN JOINS MORTON INDUSTRIAL GROUP
                          AS VICE PRESIDENT OF FINANCE

MORTON, IL -- sEPtEMBER 14, 1998 -- Morton Industrial Group, Inc. (NASDAQ:MGRP), a leading contract manufacturing supplier to the Construction, Agricultural and Industrial Equipment Manufacturers, today announced that Daryl Lindemann, in an expansion of responsibilities, has become Vice President of Business Development and Acquisitions and that Thomas D. Lauerman has joined the Company as Vice President of Finance and Treasurer. Mr. Lindemann continues as Secretary of the Company.

William D. Morton, Chairman, President and Chief Executive Officer of Morton Industrial Group, Inc., stated: "I am pleased that Daryl Lindemann has agreed to take on the substantial challenges and expanded responsibilities of Vice President of Business Development and Acquisitions, where he will be reporting to me. Daryl and I, having worked closely together on our past four acquisitions, will be concentrating on developing new opportunities for Morton."

"We are pleased to welcome Tom Lauerman to the Morton Industrial Group team," said Mr. Morton. "Tom brings valuable experience in the Finance and Administrative functions at an important stage in the implementation of our growth plan. He shares our vision of improving total shareholder value and his experience and his knowledge of the financial markets will prove to be an invaluable resource."

Mr. Lindemann, 44, has served as Vice President of Finance, Secretary and Treasurer of Morton Industrial Group, Inc. since 1990. Prior to joining Morton, he was Vice President of Finance and Systems Corporate Officer of Hamilton Industries, Inc., a leading manufacturer of laboratory furniture. At Hamilton Mr. Lindemann was responsible for strategic planning, financial and operational accounting, MIS and government and key customer contract negotiations. Mr. Lindemann is a Certified Public Accountant and holds a B.S. in Accounting from the University of Illinois.


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                                                                EXHIBIT NO. 99.2


MORTON INDUSTRIAL GROUP, INC.
September 14, 1998
Page 2


Mr. Lauerman, 44, has 21 years of accounting and financial analysis experience in a wide breadth of manufacturing businesses. Most recently he was Chief Financial Officer and Vice President, Administration of Rexworks, Inc., a manufacturer of environmental and construction equipment, where he was responsible for all financial and administrative functions of the company including banking, investor relations, accounting, business systems, litigation management and human resources for the company's three businesses. Mr. Lauerman is a Certified Public Accountant and holds a B.B.A. in Accounting and Finance from the University of Notre Dame.

Morton Industrial Group, Inc. ("Morton" or the "Company") is a supplier of both high-quality metal fabricated and plastic component parts and subassemblies for the off-highway Construction, Agricultural and Industrial Equipment markets. Its annual revenues are approaching $175 million. It provides large original equipment manufacturers (OEMs) with a wide range of services including design, prototype development, precision tool making and production of both metal fabricated and plastic component parts. Additional services provided by Morton include painting, subassembly, packaging, warehousing and just-in-time delivery to customers' production lines. Over a five-year period, from 1993 to 1997, Morton's sales have grown at an average annual compounded rate of approximately 25 percent.


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